[FFY FINANCIAL CORP. LETTERHEAD]



                                                          September 16, 1997



Dear Fellow Stockholder:

      On behalf of the Board of Directors and management of FFY Financial Corp., I cordially invite you to attend the Annual Meeting of Stockholders of the Corporation. The Meeting will be held at 10:00 a.m., Youngstown, Ohio time, on October 15, 1997, at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio.

      The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation and the ratification of KPMG Peat Marwick LLP as independent auditor. In addition, the Meeting will include management's report on the Corporation's financial and operating performance for the fiscal year ended June 30, 1997.

      I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

      Thank you for your attention to this important matter.

                                       Very truly yours,



                                       Jeffrey L. Francis
                                       President and Chief Executive Officer


                             FFY FINANCIAL CORP.
                          724 Boardman-Poland Road
                           Youngstown, Ohio  44512


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To be Held on October 15, 1997


      Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of FFY Financial Corp. (the "Corporation") will be held at 10:00 a.m., Youngstown, Ohio time, on October 15, 1997, at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio.

      A proxy card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation, ratification of KPMG Peat Marwick LLP as independent auditor and such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

      Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on August 29, 1997 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

      You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postpaid return envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                       By Order of the Board of Directors,



                                       SHIRLEY A. REIGHARD
                                       Secretary




Youngstown, Ohio
September 16, 1997



------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE
EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
------------------------------------------------------------------------------

                               PROXY STATEMENT

                             FFY Financial Corp.
                          724 Boardman-Poland Road
                           Youngstown, Ohio  44512

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 15, 1997

                                INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FFY Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at The Butler Institute of American Art, 524 Wick Avenue, Youngstown, Ohio, on October 15, 1997, at 10:00 a.m., Youngstown, Ohio time and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about September 16, 1997. Certain of the information provided herein relates to First Federal Savings Bank of Youngstown ("First Federal" or the "Bank"), a wholly owned subsidiary and the predecessor of the Corporation.

      At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon the election of three directors of the Corporation and ratification of KPMG Peat Marwick LLP as independent auditor.

Voting Rights and Proxy Information

      All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of the nominees for director named herein and for the ratification of the appointment of the independent auditor. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

      A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Shirley A. Reighard, Secretary, FFY Financial Corp., 724 Boardman-Poland Road, Youngstown, Ohio 44512.

Vote Required for Approval of Proposals

      Directors shall be elected by a plurality of the votes cast at the Meeting. Approval of the proposal to ratify KPMG Peat Marwick LLP as independent auditor requires the affirmative vote of the holders of a majority of the shares actually voted at the Meeting on the matter. Proxies marked to abstain with respect to a proposal will have the same effect as a vote against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock present in person or represented by proxy shall constitute a quorum for purposes of the Meeting.

Vote Securities and Principal Holders Thereof

      Stockholders of record as of the close of business on August 29, 1997 will be entitled to one vote for each share then held. As of that date, the Corporation had 4,117,407 shares of Common Stock issued and outstanding.

      The following table sets forth information as of June 30, 1997 regarding the share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Corporation's Common Stock, (ii) the executive officers named below, and (iii) all directors and officers of the Corporation and the Bank as a group.

                                                         Shares
                                                      Beneficially   Percent
Name and Address of Beneficial Owner                     Owned      of Class
----------------------------------------------------------------------------

FFY Financial Corp. Employee Stock Ownership            510,384       12.3%
and 401(k) Plan(1)
724 Boardman-Poland Road
Youngstown, Ohio  44512

Named Officers
--------------

Jeffrey L. Francis                                       83,362        2.0
President and Chief Executive Officer of the
Corporation and First Federal

Randy L. Shaffer                                        107,364        2.6
Vice President of the Corporation and First Federal

Therese Ann Liutkus                                      22,497        0.5
Treasurer and Chief Financial Officer of the
Corporation and First Federal

All directors and officers of the Corporation and       514,868       11.8
the Bank as a group (14 persons)(2)

--------------------
<F1>  Includes 6,569, 5,846, 4,608, and 30,135 shares beneficially owned by
      Messrs. Francis, Shaffer, Ms. Liutkus and all directors and officers as a group, respectively, which are held in the Employee Stock Ownership and 401(k) Plan (KSOP). These shares are also included in each individual's/group's respective shares.

<F2>  This amount includes shares held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary. This amount also includes 46,715, 43,790, 12,260 and 207,136 shares subject to options granted under the Corporation's Stock Option and Incentive Plan (the "Stock Option Plan") to Messrs. Francis, Shaffer, Ms. Liutkus and all directors and officers as a group, respectively.

                          I.  ELECTION OF DIRECTORS

General

      The Board of Directors of the Corporation (the "Board" or the "Board of Directors") is comprised of ten directors and is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

      The following table sets forth certain information, as of June 30, 1997, regarding the composition of the Board, including their terms of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                            Shares of
                                                                              Common
                                                                              Stock
                                 Position(s) Held in  Director   Term to  Beneficially    Percent
        Name             Age(1)    the Corporation    Since(2)    Expire    Owned(3)    of Class(3)
---------------------------------------------------------------------------------------------------

                                  NOMINEES
Marie Izzo Cartwright      44    Director               1991      2000        27,118       0.7%
Henry P. Nemenz            58    Director               1991      2000        41,198       1.0
W. Terry Patrick           47    Director               1992      2000        21,249       0.5

                       DIRECTORS CONTINUING IN OFFICE

Randy L. Shaffer           46    Vice President and     1996      1998       107,364       2.6
                                 Director
Daniel J. Mirto            70    Director               1980      1998        11,081       0.3
A. Gary Bitonte, MD        49    Director               1990      1998        59,286       1.4
Jack R. Brownlee           69    Director               1980      1998        40,518       1.0
Jeffrey L. Francis         46    President, Chief       1992      1999        83,362       2.0
                                 Executive Officer
                                 and Director
Myron S. Roh               70    Chairman of the        1978      1999        41,818       1.0
                                 Board
Ronald P. Volpe, Ph.D.     54    Director               1996      1999         4,315       0.1

--------------------
<F1>  At June 30, 1997.

<F2>  Includes service as a director of the Bank.

<F3>  Includes shares held directly and shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. The amount also includes 4,945, 9,945, 9,945, 43,790, 9,945, 9,945, 9,945, 46,715, 6,630 and 3,315 shares subject to options currently exercisable which were granted under the Stock Option Plan to Directors Cartwright, Nemenz, Patrick, Shaffer, Mirto, Bitonte, Brownlee, Francis, Roh and Volpe, respectively.

      The business experience of each director of the Corporation is set forth below. All directors have held their present position for at least five years, unless otherwise indicated.

      Marie Izzo Cartwright - Ms. Cartwright has served as vice president of corporate communications and marketing for Glimcher Properties Limited Partnership since October, 1996. Ms. Cartwright formerly served as vice president of corporate communications for DeBartolo Properties Management, Inc. ("DeBartolo"). Ms. Cartwright, who joined DeBartolo in 1985 as director of public relations, was promoted to assistant vice president in 1989 and elevated to vice president in June 1994. An honors graduate of Kent State University with a BA degree in journalism, Ms. Cartwright has over 20 years experience in both corporate and agency public relations, marketing and advertising.

      Henry P. Nemenz - Mr. Nemenz has been President of H.P. Nemenz Food Stores since 1976, which owns and operates retail grocery stores in the Youngstown, Ohio area. Since 1995, Mr. Nemenz has also been the President of Food Store Management which operates 14 Sav-A-Lot retail grocery stores in Mahoning, Columbiana, Jefferson, Trumbull and Ashtabula counties in northeastern Ohio.

      W. Terry Patrick - Mr. Patrick has been a partner in the law firm of Friedman & Rummell, L.P.A. of Youngstown, Ohio since 1980.

      Randy L. Shaffer - Mr. Shaffer is Vice President of the Corporation and the Bank, responsible for coordinating the activities of the lending departments and development of lending policies and procedures. Mr. Shaffer has served in various capacities since joining the Bank in 1973 and has served in his current position since 1986. He earned a BA degree in economics from Hiram College, served as a Director of the Youngstown Board of Realtors, and is a member of the Home Builders Association of Mahoning Valley and the Mortgage Bankers of Northeastern Ohio.

      Daniel J. Mirto - Mr. Mirto currently serves as Chairman of the Board and CEO of The Rhiel Supply Company, a distributor of janitor supplies, paper products, swimming pools and swimming pool supplies. He has been associated with The Rhiel Supply Company for the past 41 years. For the past 13 years, Mr. Mirto has also been President of the American Cleaning Equipment Company, Cleveland, Ohio, a distributor of janitor supplies and paper products. He is also a Director of the Serex Corporation, Youngstown, Ohio, which provides retail food vending services.

      A. Gary Bitonte, MD - Dr. Bitonte is a urologic surgeon and has been in private practice for the past 19 years. Dr. Bitonte received his BS and MD degrees from Ohio State University. He is an assistant professor of urology at the Northeastern Ohio Universities College of Medicine and associate professor of urology at the Ohio University College of Osteopathic Medicine. Dr. Bitonte is the Director of the Urologic and Impotence Center located in Youngstown, Ohio.

      Jack R. Brownlee - Mr. Brownlee is the former owner of Brownlee Pontiac, Inc., a Youngstown-based automobile dealership. Mr. Brownlee owned and operated Brownlee Pontiac for 28 years, and has served in various capacities for national, state and local trade associations as well as various community service organizations.

      Jeffrey L. Francis - Mr. Francis is President and Chief Executive Officer of the Corporation and the Bank. He began his career with the Bank in 1973 and has served in his current capacity since March 1996. Mr. Francis was named Executive Vice President and Treasurer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank in October 1995. Prior to his most recent positions, he was Vice President and Treasurer of the Corporation and the Bank in which capacities he was responsible for managing the Bank's securities portfolio and supervising its data processing, accounting and savings departments. Mr. Francis received a BBA degree from Kent State University and an MBA from Youngstown State University.

      Myron S. Roh - Mr. Roh has been President and Treasurer of The Scholl-Choffin Co., a management, private investment consulting firm, since 1985. Formerly, Mr. Roh was Secretary-Treasurer for 22 years of Scholl-Choffin Co., a mechanical contracting firm and The Scholl-Choffin Sprinkler Corp.

      Ronald P. Volpe, Ph.D. - Dr. Volpe has been a professor of finance at the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe received his BSBA degree from Youngstown State University, MBA from Central Michigan University and Ph.D. from the University of Pittsburgh. Prior to his career in higher education, he was employed as a member of the accounting and finance staff of The Ford Motor Company in Dearborn, Michigan.

Meetings and Committees of the Board of Directors

      Meetings and Committees of the Corporation. The Board of Directors meets quarterly and may have additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 11 times during the year ended June 30, 1997. During fiscal year 1997, no incumbent director of the Corporation attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. The Board of Directors of the Corporation has standing Stock Option, Audit and Executive Committees.

      During fiscal year 1997, the members of the Corporation's Stock Option Committee were Directors Mirto (chairman), Brownlee and Nemenz. The Stock Option Committee is responsible for administering the Corporation's Stock Option Plan. The Stock Option Committee met one time during fiscal year 1997.

      The Audit Committee is responsible for selecting the Corporation's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Corporation's internal audit staff on a periodic basis. During fiscal year 1997, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz and Volpe. The Audit Committee met four times during fiscal year 1997.

      During fiscal year 1997, the members of the Executive Committee were Directors Francis (Chairman), Brownlee, Mirto, Roh, Shaffer and Patrick. To the extent authorized by the Board of Directors and by the Bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. The Executive Committee did not meet during fiscal 1997.

      The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Corporation will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Corporation's Bylaws, nominations by stockholders generally must be delivered in writing to the Secretary of the Corporation at least 30 days prior to the date of the Meeting. The Board of Directors met one time during fiscal 1997 in its capacity as a nominating committee.

      Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 13 times during the year ended June 30, 1997. During fiscal year 1997, no incumbent director of the Bank attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. The Bank has standing Executive, Audit and Compensation Committees. The Bank also has other committees which meet as needed to review various other functions of the Bank.

      The Bank's Executive Committee exercises the powers of the full Board of Directors between Board Meetings, except that this committee does not have the authority of the Board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Bank. During fiscal year 1997, the Executive Committee was composed of Directors Francis (Chairman), Brownlee, Mirto, Roh, Patrick and Shaffer. The Executive Committee met 15 times during the fiscal year ended June 30, 1997.

      The Audit Committee is responsible for selecting the Bank's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Bank's internal audit staff on a periodic basis. During fiscal year 1997, the members of this committee were Directors Roh
(Chairman), Cartwright, Nemenz and Volpe.   This Committee held five
meetings during fiscal year 1997.

      The Bank's Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors, as well as salaries and bonuses concerning executive officers. The members of this committee during fiscal year 1997 were Directors Patrick (Chairman), Bitonte, Brownlee, Mirto and Roh. The Compensation Committee held four meetings during the fiscal year ended June 30, 1997.

      Director Compensation. Each director of the Corporation is paid a fee of $50 per Board meeting attended. Each director of the Bank is paid a fee of $1,250 per quarter plus $350 per Board meeting attended. Each non-employee member of a committee of the Bank's Board of Directors is paid $150 per committee meeting attended, and the Chairman of each committee of the Bank's Board of Directors receives $250 per committee meeting attended.
Bank directors who are employed by the Bank receive no fees for attending committee meetings.

      During fiscal 1997, Director Volpe was granted an option to purchase 9,945 shares of Common Stock at an exercise price of $24.00 per share. One-third, or 3,315 of these shares vested April 16, 1997, another 3,315 shares will vest on April 16, 1998 and the remaining 3,315 shares will become vested on April 16, 1999.

Executive Compensation

      The following table sets forth information concerning the compensation for services in all capacities to the Corporation for the years ended June 30, 1997, 1996 and 1995 of those persons who were (i) the Corporation's Chief Executive Officer at or any time during the year ended June 30, 1997 and (ii) the other executive officers of the Corporation and the Bank at June 30, 1997 who earned in excess of $100,000 (the "named executives").


-------------------------------------------------------------------------------
                         Summary Compensation Table
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    Long Term Compensation
                                                 Annual Compensation                           Awards
------------------------------------------------------------------------------------------------------------
                                                                Other Annual      Restricted Stock  Options/      All Other
Name and Principal Position     Year  Salary ($)  Bonus ($)  Compensation ($)(1)     Awards ($)      SARs(#)  Compensation($)(2)
--------------------------------------------------------------------------------------------------------------------------------


Jeffrey L. Francis              1997   $114,746    $44,391          $---                $---          $---         $55,621
President and Chief             1996     93,100     46,743           ---                 ---           ---          37,929
Executive Officer               1995     89,000     32,817           ---                 ---           ---          30,903
--------------------------------------------------------------------------------------------------------------------------------
Randy L. Shaffer                1997   $ 94,955    $22,688          $---                $---          $---         $46,101
Vice President                  1996     79,925     29,682           ---                 ---           ---          34,913
                                1995     75,800     31,729           ---                 ---           ---          28,443
--------------------------------------------------------------------------------------------------------------------------------
Therese Ann Liutkus             1997   $ 88,681    $17,271          $---                $---          $---         $33,225
Treasurer and Chief Financial   1996     79,839     17,405           ---                 ---           ---          26,315
Officer                         1995     71,574      6,525           ---                 ---           ---          20,111
--------------------------------------------------------------------------------------------------------------------------------

--------------------
<F1>  Does not include perquisites which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.

<F2>  The 1997 amounts represent contributions from the Corporation's KSOP, the present value payout from the termination of the Supplemental Executive Retirement Plan ("SERP") and term life insurance premiums. These amounts respectively include $47,445, $7,313 and $863 paid to Mr. Francis; $38,488, $7,009 and $604 paid to Mr. Shaffer; and $33,225, $-0- and $-0- paid to Ms. Liutkus. The 1996 and 1995 amounts represent contributions made from the Corporation's Employee Stock Ownership Plan.

      The table below provides information as to options exercised by each of the named executives for the fiscal year ended June 30, 1997 and the value of the options held by such executives at year-end measured in terms of the $26.00 closing price of the Corporation's Common Stock on June 30, 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES


--------------------------------------------------------------------------------------------------------------------
                                                                                        Value of Unexercised In-the-
                                                           Number of Unexercised           Money Options/SARs at
                                                       Options/SARs at June 30, 1997          June 30, 1997(1)
--------------------------------------------------------------------------------------------------------------------
                         Shares
                       Acquired on        Value        Exercisable    Unexercisable     Exercisable    Unexercisable
Name                   Exercise (#)    Realized ($)        (#)             (#)              ($)             ($)
--------------------------------------------------------------------------------------------------------------------

Jeffrey L. Francis        3,825          $59,288         46,715            ---           $747,440           ---
Randy L. Shaffer          4,750           73,625         43,790            ---            700,640           ---
Therese Ann Liutkus       1,000           15,219         12,260            ---            196,160           ---
--------------------------------------------------------------------------------------------------------------------

--------------------
<F1>  The difference between the aggregate option exercise price and the fair market value of the underlying shares at June 30, 1997.

      All options for the three executives named above were granted as of the date of the Bank's conversion to stock form (June 28, 1993) and expire 10 years from the date of grant. The exercise price for options was set at the market price on the date of grant ($10.00).

      Employment Agreements. The Bank has existing employment agreements with Messrs. Francis and Shaffer. The employment agreements are designed to assist the Bank in maintaining a stable and competent management team. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. These agreements were filed with, and approved by, the Office of Thrift Supervision (the OTS) as part of the application of the Corporation for approval to become a savings and loan holding company. The employment agreements provide for annual base salary and an initial term of three years. The agreements provide for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreements (June 28, 1993) subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreements were extended for one year terms effective August 19, 1997. The agreements provide for termination upon the employee's death, for cause or upon certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

      The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Sections 574.3 or 574.4. Such events would generally be triggered prior to the acquisition or control of 10% of the Common Stock. The agreements also provide for participation in an equitable manner in employee benefits applicable to executive personnel.

      Based on their current salaries, if Messrs. Francis and Shaffer's employment had been terminated as of June 30, 1997, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $415,000 and $339,000, respectively.

Report on Executive Compensation

      The Committee. The responsibility of compensation matters for the Corporation rests with the Compensation Committee of the Board of Directors (the "Compensation Committee"). The members of the Compensation Committee are independent directors of the Corporation and the Bank. Mr. Francis attends committee meetings to present recommendations and to provide information. However, he does not participate in any deliberations regarding his own compensation. The Compensation Committee met four times during the year ended June 30, 1997. The most significant issues addressed each year by the Compensation Committee are: 1) approval of salary adjustments for officers of the Corporation and Bank and recommendation to the full Board of a total wage and salary budget prior to each calendar year; 2) approval of payments under the Bank's bonus plans; and 3) completion of evaluations of the performance of executive officers in accordance with the provisions of employment contracts.

      Salary Adjustments. Mr. Francis was named President and Chief Executive Officer of the Corporation and the Bank on March 7, 1996. Effective January 1, 1996 his base salary was increased from $7,000 per month to $7,400 per month, with another increase in salary effective September 1, 1996 to $8,450 per month. Effective January 1, 1997 the quarterly bonus plan was terminated (see Bonus below) and the salaries of all full-time employees, including that of Mr. Francis, were increased by 13.5%. This adjustment brought Mr. Francis' salary to $9,950 per month, where it remained until the end of the fiscal year. Discussions of annual salary adjustments for other executives were held in December 1996 for calendar year 1997. With respect to determining Mr. Francis's compensation, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of the Bank during the preceding year as measured by return on assets, loan losses, total general and administrative expenses and net income, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies; (iv) regional and national statistics, as well as any regulatory examination comments received during the preceding year; and (v) the Bank's progress toward completing a number of long-term initiatives, as monitored by the Board of Directors. The Bank's senior executives were also reviewed based on the same criteria. Excluding the adjustment in base salary to reflect the termination of the Bank's quarterly bonus plan, the percentage increase in base salary for the Bank's five highest paid executives (except for Mr. Francis who had been previously considered) at January 1, 1997 ranged from 0% to 5.94%.

      Bonus. The Bank has a long history of paying annual bonuses based on annual net income. The Compensation Committee believes that these payments more closely tie employee compensation to the Corporation's annual performance and act as an incentive to management to work toward consistent and increasing net income. Each of the Corporation's executives, as well as the employees of the Bank, were eligible to participate in the Bank's quarterly bonus plan prior to the termination of that plan effective January 1, 1997. All full-time employees received a salary increase of 13.5% upon termination of the plan. The plan was terminated because bonus funds were distributed to all full-time employees on the basis of salary, a formula which did not adequately reward individual performance. A discretionary bonus, distributed annually following the completion of each fiscal year, is awarded to those individuals who, in the opinion of the Compensation Committee and the Board of Directors, most contributed to the success of the Bank during the year. For the year ended June 30, 1997, select executives of the Corporation (among others) received payments under the Bank's discretionary bonus plan. Mr. Francis' payments under both bonus plans totaled $44,391, a decrease of $2,352 compared to fiscal 1996. This decrease was attributable to the mid-year termination of the Bank's quarterly bonus plan. The Compensation Committee continues to evaluate the Corporation's compensation arrangements to consider return on equity, earnings per share growth and individual performance.

      Performance Evaluations. As noted above, during each year the Compensation Committee completes performance evaluations of the executive officers of the Corporation. Each executive officer was evaluated based on experience, knowledge and his or her vision of the Corporation's future.
The evaluation process included individual interviews with the Compensation Committee and consultation with other outside directors. Among other items, the Compensation Committee considered Corporation performance statistics as objective measures of performance, as well as discussion of progress toward subjective goals established the previous year. The committee prepared and presented a written report of each evaluation, which was reviewed by the entire Board of Directors in August, 1997.

      Stock Options/Restricted Stock. During 1993, the stockholders of the Corporation ratified the Corporation's Stock Option and Recognition and Retention Plans. The Compensation Committee believes that such equity-based compensation arrangements provide a strong incentive to focus on the long term appreciation of the Corporation's stock price, thereby matching the interests of the company executives with those of stockholders. Awards granted in fiscal 1993 to executive officers were based on an analysis of awards granted in other similar mutual to stock conversions. During the fiscal year ended June 30, 1997 no grants were made to executive officers under the Company's Stock Option Plan or Recognition and Retention Plan.

      The foregoing report on executive compensation was furnished by the Compensation Committee of the Board of Directors:

       W. Terry Patrick, Chairman    A. Gary Bitonte    Jack R. Brownlee
                       Daniel J. Mirto    Myron S. Roh

      Pension Plan. The Corporation, through the Bank, maintained a qualified defined benefit pension plan (the "Pension Plan") for all employees that were 20.5 years of age or older and had completed at least six months of eligible service. On November 15, 1996, the Board of Directors approved the termination of the Pension Plan due to significantly high retirement costs. Upon termination, all participants in the Pension Plan became fully vested. The plan assets were not distributed as of June 30, 1997 because the Corporation was still awaiting Internal Revenue Service
(IRS) approval of the termination. The Corporation subsequently received a favorable determination letter from the IRS dated July 25, 1997. Management anticipates that Pension Plan assets will be distributed to participants within three months of the date of the determination letter. All plan assets through the date of distribution will be allocated to the participants and none will be retained by the Corporation.

      Benefit payment options for distribution available to participants are
(i) monthly, based on normal retirement age or early retirement age, dependent upon certain qualifications; (ii) a single lump sum, including direct rollovers to an IRA or qualified pension plan; or (iii) certain types of annuities. As of June 30, 1997, the estimated monthly benefits at normal retirement age available to Messrs. Francis and Shaffer and Ms. Liutkus were $1,580, $1,376 and $363, respectively, whereas the single lump sums were $81,482, $70,500 and $11,736, respectively. These estimates may change depending upon final plan asset values at the date of distribution.

      Supplemental Executive Retirement Plan. Effective July 1992, the Bank adopted a supplemental executive retirement plan ("SERP" or "Plan") for the benefit of key employees, including Messrs. Francis and Shaffer, as a supplement to the Pension Plan. On September 10, 1996, the Board of Directors terminated the SERP and on November 15, 1996, a lump sum distribution was made to former participants of the SERP. See the Summary Compensation Table above for the amounts distributed to Messrs. Francis and Shaffer.

Stockholder Return Performance Presentation

      The line graph below compares the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Banking Index for the period June 30, 1993 through June 30, 1997. The graph assumes that $100 was invested on June 30, 1993 and that all dividends were reinvested. The Corporation became a publicly traded company on June 28, 1993.

               FFYF       NASDAQ (US)    NASDAQ BANK
               ----       -----------    -----------

 6/30/93     100.0000      100.0000       100.0000
 7/31/93     105.0000      100.1070       106.7350
 8/31/93     111.0000      105.5250       111.2950
 9/30/93     118.0000      108.3570       114.9590
10/31/93     118.0000      110.6980       116.1480
11/30/93     111.7790      107.1650       112.4090
12/31/93     109.7650      110.3490       113.4150
 1/31/94     116.6200      113.7110       116.2020
 2/28/94     116.6480      112.5790       113.8630
 3/31/94     118.6480      105.6130       110.9730
 4/30/94     118.4590      104.2460       113.4900
 5/31/94     120.5020      104.4380       120.5440
 6/30/94     124.5860      100.2860       124.5920
 7/31/94     134.6400      102.5870       126.2260
 8/31/94     143.8900      108.7610       128.8610
 9/30/94     145.9460      108.5720       126.9890
10/31/94     156.1910      110.4470       121.1950
11/30/94     161.3630      106.5870       114.7740
12/31/94     157.2250      106.8200       114.6720
 1/31/95     158.1910      107.2800       119.9960
 2/28/95     150.9850      112.7540       126.0270
 3/31/95     148.9020      116.0890       126.6060
 4/30/95     149.9430      119.8920       130.9350
 5/31/95     153.0890      122.8180       133.7370
 6/30/95     162.5260      132.6020       139.8450
 7/31/95     188.8150      142.2270       146.0140
 8/31/95     189.8700      144.9120       156.7350
 9/30/95     178.2670      148.2410       159.3520
10/31/95     184.8220      147.1780       157.6970
11/30/95     180.5730      150.4650       163.4480
12/31/95     178.4480      149.4610       166.0540
 1/31/96     182.9100      150.5490       169.7690
 2/28/96     188.2580      156.2680       170.6830
 3/31/96     193.6060      156.4600       173.1570
 4/30/96     197.0080      169.1200       172.7730
 5/31/96     201.3140      176.6360       175.2730
 6/30/96     204.5440      168.3390       176.7210
 7/31/96     206.9130      153.5040       175.8090
 8/31/96     207.9960      162.1560       182.7860
 9/30/96     207.9960      174.2910       189.0800
10/31/96     216.0440      173.5220       196.6650
11/30/96     223.1400      183.6220       208.0460
12/31/96     220.9580      183.3980       209.4920
 1/31/97     221.9130      196.0150       220.9480
 2/28/97     220.8150      185.9510       233.8880
 3/31/97     224.1100      173.5490       226.6730
 4/30/97     227.8460      179.0980       227.4740
 5/31/97     232.2700      198.9230       244.0660
 6/30/97     230.0580      204.8540       265.6990

      Certain Transactions. The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Since August 9, 1989, federal law has required that all such loans be made on terms and conditions comparable to those for similar transactions with non-affiliates (including interest rates and loan fees).

      All transactions between the Corporation or the Bank and its officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, other than those originated prior to August 9, 1989 or at a time when the borrower was not an executive officer or director, were made in the ordinary course of business with substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features and are approved by a majority of disinterested directors of the Corporation, if any.

      The following table sets forth certain information as to loans made by the Bank to any of its directors or executive officers on terms more favorable than for similar loans to public borrowers and whose aggregate indebtedness to First Federal exceeded $60,000 at any time since June 30, 1996. Each of these loans is a residential first mortgage loan secured by the borrower's principal place of residence.

                                                       Largest
                                                        Amount                      Interest
                                                     Outstanding     Balance as    Rate as of
                                                    Since June 30,   of June 30,    June 30,
Name and Position   Date of Loan    Type of Loan         1996           1997          1997
-----------------   ------------   --------------   --------------   -----------   ---------

 Mark S. Makoski      11/27/92     Residential(1)      $ 62,535       $ 57,317       6.25%
  Vice President

 David S. Hinkle      11/25/94     Residential(2)       131,714        130,015       6.95%
  Vice President

--------------------
<F1> This loan was made to Mr. Makoski when he was a non-executive officer of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.

<F2> This loan was made to an immediate family member of Mr. Hinkle who was also a non-executive officer employee of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.

              II.  RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for the 1998 fiscal year, subject to the ratification of such appointment by the Corporation's stockholders at the Meeting. KPMG Peat Marwick LLP has been the Corporation's auditors since February, 1996. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

      On February 13, 1996, Hill, Barth & King, Inc. was dismissed and KPMG Peat Marwick LLP was engaged as the Corporation's independent accountants. Hill, Barth & King, Inc.'s accountant's report on the financial statements for each of the years ended June 30, 1994 and June 30, 1995 was unqualified and did not contain an adverse opinion or a disclaimer opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The decision to dismiss Hill, Barth & King, Inc. was approved by the Board of Directors upon recommendation by the Audit Committee of the Board of Directors. During the fiscal years ended June 30, 1994 and June 30, 1995 and the subsequent interim period from July 1, 1995 through February 13, 1996, there were no disagreements with Hill, Barth & King, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure which, if not resolved to the satisfaction of Hill, Barth & King, Inc., would have caused it to make reference to the subject matter of the disagreements in connection with its report. Additionally, there were no disagreements with Hill, Barth & King, Inc. regarding any of these matters, either those resolved to their satisfaction or those not resolved to their satisfaction. None of the events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K of the Securities and Exchange Commission ("Regulation S-K") occurred during the fiscal years ended June 30, 1994 or June 30, 1995 or the subsequent interim period from July 1, 1995 through February 13, 1996. During the fiscal years ended June 30, 1994 and June 30, 1995 and the subsequent interim period from July 1, 1995 through February 13, 1996, there was no consultation with KPMG Peat Marwick LLP regarding: (1) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on FFY Financial Corp.'s financial statements; or (2) any matter that was the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in paragraph 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

                            SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive offices, 724 Boardman-Poland Road, Youngstown, Ohio, no later than May 19, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of such reports furnished to the Corporation, or written representations that no other reports were required, the Corporations believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 1997, except for the inadvertent omission of the acquisition of shares through the dividend reinvestment plan by Directors Bitonte, Patrick and Shaffer, which omissions have been subsequently corrected.

                                OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

                                       By Order of the Board of Directors,



                                       Shirley A. Reighard
                                       Secretary

Youngstown, Ohio
September 16, 1997



                               REVOCABLE PROXY
                             FFY FINANCIAL CORP.
                     ----------------------------------
                       ANNUAL MEETING OF STOCKHOLDERS
                              OCTOBER 15, 1997
                     ----------------------------------

      The undersigned hereby appoints the Board of Directors of FFY Financial Corp. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, October 15, 1997 at The Butler Institute of American Art, located at 524 Wick Avenue, Youngstown, Ohio, at 10:00 a.m., Youngstown, Ohio time, and at any and all adjournments thereof, as follows:

I.    The election as directors of all nominees listed below:
                        FOR                 WITHHELD
                        [ ]                   [ ]

INSTRUCTION:  TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

        Marie Izzo Cartwright        Henry P. Nemenz        W. Terry Patrick

II. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending June 30, 1998.
                   FOR              AGAINST               ABSTAIN
                   [ ]                [ ]                   [ ]

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

      The Board of Directors recommends a vote "FOR" the listed proposals.

-----------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
-----------------------------------------------------------------------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and the Company's Annual Report to Stockholders for the fiscal year ended
June 30, 1997.

                      _________________________________________________ , 1997

                      ________________________________________________________
                      Print Name of Stockholder    Print Name of Stockholder

                      ________________________________________________________
                      Signature of Stockholder     Signature of Stockholder


                      Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                      PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.